Exhibit 23.1

TBPE REGISTERED ENGINEERING FIRM F-1580			FAX (713) 651-0849
1100 LOUISIANA	SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we consent to the incorporation by reference in the registration statements (Nos. 333-177206, 333-184286 and 333-192672) on Form S-8 of Murphy Oil Corporation to the inclusion of our report, dated July 21, 2016, which appears as Exhibit 99.3 in the Form 8-K of Murphy Oil Corporation filed on August 10, 2016.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

August 12, 2016

SUITE 600, 1015 4TH STREET, S.W.    CALGARY, ALBERTA T2R 1J4            TEL (403) 262-2799            FAX (403) 262-2790

    621 17TH STREET, SUITE 1550    DENVER, COLORADO 80293-1501          TEL (303) 623-9147            FAX (303) 623-4258